                       ADMINISTRATIVE SERVICES AGREEMENT

     This administrative services agreement ("Agreement") is effective as of the 1st day of June, 2001 by and between THE DREYFUS CORPORATION ("Dreyfus"), a New York corporation, and NEW YORK LIFE INSURANCE COMPANY ("Client"), a New York corporation (each a "Party" and collectively, the "Parties").

                                  WITNESSETH:

WHEREAS, each of the investment companies listed on Schedule A hereto, as such Schedule may be amended from time to time in accordance with the provisions of this Agreement (each, a "Fund" and collectively, the "Dreyfus Funds"), is an investment company registered under the Investment Company Act of 1940, as amended (the "Act"); and

WHEREAS, Client has entered into a Fund Participation Agreement (the "Participation Agreement") with each Fund; and

WHEREAS, Dreyfus provides investment advisory and/or administrative services to the Dreyfus Funds; and

WHEREAS, Dreyfus Services Corporation ("DSC") is the distributor for the Dreyfus Funds; and

WHEREAS, the Parties have agreed to arrange separately for the performance of certain administrative services, described herein, with respect to shares attributable to owners of Client's variable life or variable annuity contracts ("Client Customers") who have invested in subaccounts that correspond with a class of Fund shares designated on Schedule A hereto, or, if a Fund does not offer multiple classes of shares, the shares of the Fund (collectively, "Fund Shares"); and

WHEREAS, Dreyfus desires Client to perform such services and Client is willing and able to furnish such services on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, each Party severally agrees as follows:

1. Subject to the terms and conditions below, Client agrees to provide or cause to be provided the administrative services specified in Exhibit A hereto and incorporated herein (the "Administrative Services"). Dreyfus represents and warrants that the Administrative Services to be provided by Client are ones for which Dreyfus, as investment adviser to the Fund, would otherwise bear the cost directly.

2. Upon the request of Dreyfus or its representatives. Client shall provide copies (at Dreyfus's expense) of all the historical records relating to transactions by Client Customers in the subaccounts which correspond with Fund Shares purchased through the Master Account, and written communications regarding the Fund(s) to or from such Client Customers and other materials, in each case as may reasonably be requested to enable Dreyfus or its representatives, including without limitation its auditors, legal counsel or distributor, to monitor and review the Administrative Services, or to comply with any request of the board of directors, or trustees or general partners (collectively, the "Directors") of any Fund or of a governmental body, self-regulatory organization or a shareholder. Client agrees that it will permit Dreyfus, the Dreyfus Funds or their representatives to have reasonable access to its personnel and records in order to facilitate the monitoring of the quality of the Administrative Services.

3. Client may contract with or establish relationships with other parties for the provision of the Administrative Services, provided that Client shall remain responsible for completion of the same.

4. Each Party hereby agrees to notify the other Party promptly if for any reason it is unable to perform fully and promptly any of its obligations under this Agreement.

5. In consideration of the performance of the Administrative Services by Client, Dreyfus agrees to pay Client a monthly fee at an annual rate, as set forth in Schedule A, of the average daily net assets attributable to Fund Shares for Client Customers. Payment shall be made within 30 days following the end of each month.

6. Client shall indemnify and hold harmless Dreyfus and its officers, directors, and trustees from and against any and all losses, claims, damages, or liabilities that any one or more of them incurs, arising out of or resulting from the failure to perform any of its responsibilities under this Agreement.

7. Dreyfus shall indemnify and hold harmless the Client and its officers, directors, and trustees from and against any and all losses, claims, damages or liabilities that any one or more of them incurs arising out of or resulting from the failure to perform any of its responsibilities under this Agreement.

8. This Agreement shall continue for so long as Client performs the Administrative Services described herein, except that Dreyfus or Client may terminate this Agreement, without penalty, on six months' written notice to the other Party if and when Fund Shares are no longer attributable to any Client Customers. The provisions of paragraphs 2, 5, 6 and 7 shall continue in full force and effect after termination of this Agreement. Notwithstanding the foregoing, this Agreement shall not require Client to preserve any records (in any medium or format) relating to this Agreement beyond the time periods otherwise required by the laws to which Client or the Dreyfus Funds are subject provided that such records shall be offered to the Dreyfus Funds in the event Client decides to no longer preserve such records.

9. Notwithstanding any such termination, Dreyfus will remain obligated to pay Client the fee specified on Schedule A with respect to the Fund Shares attributable to any Client Customers as of the date of such termination, for so long as such Fund Shares are attributable to any Client Customers and Client continues to provide the Administrative Services with respect to such Fund Shares in conformity with this Agreement. This Agreement, or any provision hereof, shall survive termination to the extent necessary for each Party to perform its obligations with respect to Fund Shares for which a fee continues to be due subsequent to such termination.

10. Client understands and agrees that the obligations of Dreyfus under this Agreement are solely the obligations of Dreyfus.

11. It is understood and agreed that in performing the services under this Agreement Client, acting in its capacity described herein, is an independent contractor, and shall at no time be deemed to be an employee of Dreyfus, or DSC or any of the Dreyfus Funds.

12. This Agreement, including the provisions set forth herein in paragraph 5, and including any exhibit(s) and schedule(s) hereto, may only be amended pursuant to a written instrument signed by each Party. This Agreement may not be assigned by a Party hereto, by operation of law or otherwise, without the prior, written consent of the other Party.

13. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when sent by registered or certified mail by the notifying Party to the other Party entitled to notice at the addresses set forth below or at such other address as a Party may from time to time specify in writing to the other Party.

If to Dreyfus:

The Dreyfus Corporation
200 Park Avenue
New York, New York 10010
Attn: General Counsel

If to Client:
New York Life Insurance and Annuity Corporation
51 Madison Avenue
New York, New York 10010
Attn: Robert D. Rock, Senior Vice President

14. This Agreement shall be governed by the laws of the State of New York, without giving effect to the principles of conflicts of law of such jurisdiction.

15. This Agreement shall be binding upon the Parties and their transferees, successors and permitted assigns. The benefits of and the right to enforce this Agreement shall accrue to the Parties and their transferees, successors and permitted assigns.

16. This Agreement, including its Exhibit and Schedule, constitutes the entire agreement between the Parties regarding the provision of, and payment for, the Administrative Services described herein, and supersedes any previous agreements and documents with respect to such matters.

IN WITNESS HEREOF, the Parties hereto have executed and delivered this Agreement as of the date first above written.


NEW YORK LIFE INSURANCE COMPANY


By: /s/ Robert D. Rock
    ----------------------------------------
    Authorized Signatory              7-2-01



    Robert D. Rock
    ----------------------------------------
    Print or Type Name



THE DREYFUS CORPORATION



By: /s/ William H. Maresca
    ----------------------------------------
    Authorized Signatory



    William H. Maresca
    ----------------------------------------
    Print or Type Name

                                  SCHEDULE A

Fund Name                             Share Class          Compensation
---------                             -----------          ------------
Dreyfus Investment Portfolios
  Technology Growth Portfolio       Initial Shares         Monthly fee at an annual rate equal to
                                                                        of the average daily net
                                                           asset value of Fund Shares held on
                                                           behalf of Client Customers

                                  EXHIBIT A


Pursuant to the Agreement by and among the Parties hereto, Client shall perform the following Administrative Services:

1. Maintain separate records for each Client Customer, which records shall reflect units purchased and redeemed and unit values of the subaccounts which correspond with Fund Shares purchased by Client's separate account. Client shall also maintain records of the Client's separate account which reflect the total Fund Shares purchased and redeemed and the Client's separate account's Fund Share balance. Client shall coordinate with the transfer agent of the Fund to reconcile Fund Share transactions attributable to Client and Client Customers on a daily basis.

2. For each Fund, disburse or credit to Client Customers all proceeds of redemptions of Fund Shares, and any dividends and other distributions not reinvested in Fund Shares, attributable to the Contracts owned by the Client Customers.

3. Prepare and transmit to Client Customers periodic account statements showing the total number of Fund Shares owned by the Customer as of the statement closing date, purchases and redemptions of Fund Shares by the Customer during the period covered by the statement, and the dividends and other distributions paid to the Customer during the statement period (whether paid in cash or reinvested in Fund Shares).

4. Transmit to Client Customers proxy materials received by Client from any of the Dreyfus Funds and that are required to be sent to shareholders under the federal securities laws and, upon request of the Fund's transfer agent, transmit to Client Customers material Fund correspondence deemed by the Fund, through its Directors or other similar governing body, to be necessary and proper for receipt by all Fund beneficial shareholders.

5. Transmit to the Fund's transfer agent purchase and redemption orders on behalf of Client Customers.